Exhibit 99.1
Ashford Hospitality Trust Acquires $45 Million in Mezzanine Loans
DALLAS—(BUSINESS WIRE)—
Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has acquired a B-note mortgage loan totaling $38.0 million secured by an interest in the Ritz-Carlton Key Biscayne in Miami, Florida, and a mezzanine loan totaling $7.0 million secured by an interest in the Hotel La Jolla in La Jolla, California, both to be funded from on-going asset sales.
The $38.0 million loan on the Ritz-Carlton Key Biscayne was acquired for $33.0 million, or a discount to par of 11%. The loan bears interest of 9.66% at par with a projected yield to maturity of 12.5% to Ashford during its 10-year term. The interest only loan is locked from prepayment and can be defeased after the first two years of the term. Financing on the hotel includes a $160.0 million A-note mortgage loan originated by GACC and the $38.0 million B-note mortgage loan. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.10x and Ashford’s investment in the capital structure is approximately 63% to 78% loan to value. The borrower is a partnership between Gencom Group and TCC Companies.
The $7.0 million loan on the Hotel La Jolla bears interest at a rate of 900 basis points over LIBOR with a three-year term and the potential for two one-year extension options. The loan is interest only and can be prepaid subject to yield maintenance after 18 months. Financing on the hotel includes a $23.1 million first mortgage loan originated by JPMorgan and the $7.0 million mezzanine loan. Ashford received an origination fee of 1.0%. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 0.58x and Ashford’s investment in the capital structure is approximately 61% to 79% loan to value. The borrower, a partnership including APMC, Holualua, Cornerstone Communities and another individual, set aside a $1 million mezzanine loan interest and principal reserve and provided a guaranty of payment and a completion guarantee for $10.0 million for an extensive renovation of the hotel.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “These loans demonstrate our ability to effectively source very attractive lending opportunities consistent with our underwriting criteria. Current market conditions and terms are conducive to expanding this investment strategy. We continue to seek accretive ways to recycle capital.”
The Ritz-Carlton Key Biscayne, which is managed by Marriott, is located approximately five miles south of downtown Miami. The hotel consists of a three-section, 14-story building and features 302 hotel rooms and 188 condominium hotel units situated throughout 12 acres. One of only three AAA 5-Diamond properties in the Miami area, the property features two full-service restaurants, two lounges, two outdoor swimming pools, 11 tennis courts, fitness center and 22,500 square feet of meeting space. The hotel also features a 20,000-square-foot spa and salon that was recently ranked as Miami’s best spa by Conde Nast. The property is expected to undergo a renovation in 2008.
The Hotel La Jolla, which is managed by APMC, is located approximately 10 miles north of downtown San Diego. One of the tallest buildings in La Jolla, the 11-story, 108-room hotel features a full-service restaurant and lounge, outdoor swimming pool and approximately 2,000 square feet of meeting space. The property is expected to undergo a significant renovation in 2008 to position the hotel as a high-end lifestyle boutique hotel.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “projected,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Source: Ashford Hospitality Trust, Inc.

Contact: Ashford Hospitality Trust, Inc.
Douglas Kessler
COO and Head of Acquisitions
972-490-9600
or
Corporate Communications, Inc.
Tripp Sullivan, 615-254-3376